Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Entech Solar, Inc.

We consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of Entech Solar, Inc. (the “Company”) of our report dated March 31, 2010, relating to the consolidated financial statements (which report expresses an unqualified opinion and included an explanatory paragraph relating to Entech Solar, Inc.’s ability to continue as a going concern), which report appears in such Prospectus constituting a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner, & Mattia, LLP

Edison, New Jersey

April 15, 2010